Exhibit 99.2

UNAUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF
GeneDx, Inc. and Subsidiary
For the quarterly periods ended March 31, 2022 and 2021

GeneDx, Inc. and Subsidiary
Combined Carve Out Financial Statements
Quarterly Periods Ended March 31, 2022 and 2021

GeneDx, Inc. and Subsidiary
COMBINED CARVE OUT BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25	$144
Accounts receivable, net	22,484	20,341
Inventory	6,854	7,828
Prepaid expenses and other current assets	5,528	5,226
Total current assets	34,891	33,539
Investment in investee	—	205
Property, plant and equipment, net	28,169	28,277
Intangible assets, net	162,685	166,888
Goodwill	276,902	282,024
Due from Parent and its subsidiaries	5	5
Operating lease right-of-use assets	5,748	5,789
Other assets	74	53
Total assets	$508,474	$516,780
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,506	$5,397
Accrued expenses	12,592	15,565
Current maturities of operating leases	1,498	—
Income taxes payable	7	180
Other current liabilities	399	571
Total current liabilities	25,002	21,713
Deferred tax liabilities, net	19,895	24,063
Operating lease liabilities	9,422	9,936
Total long-term liabilities	29,317	33,999
Total liabilities	54,319	55,712
Equity:
Common Stock - $0.01 par value per share, 100 shares authorized; 100 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	672,107	660,506
Accumulated deficit	(217,952)	(199,438)
Total shareholder's equity	454,155	461,068
Total liabilities and equity	$508,474	$516,780
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

GeneDx, Inc. and Subsidiary
COMBINED CARVE OUT STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(In thousands)

	For the three months ended March 31,
	2022	2021
	(Unaudited)
Revenues	$36,534	$23,159
Cost and expenses:
Cost of revenue	26,219	21,971
Selling, general and administrative	19,839	10,107
Research and development	4,004	2,475
Amortization of intangible assets	4,203	4,203
Asset impairment charges	5,121	—
Total costs and expenses	59,386	38,756
Operating loss	(22,852)	(15,597)
Other expense	(3)	(1)
Loss before income taxes	(22,855)	(15,598)
Income tax benefit	4,341	4,044
Net loss and comprehensive loss	$(18,514)	$(11,554)
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

GeneDx, Inc. and Subsidiary
COMBINED CARVE OUT STATEMENTS OF EQUITY
(Unaudited)
(In thousands, except share data)
For the three months ended March 31, 2021 and 2022

	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Dollars			Total
Balance at December 31, 2020	100	—	$622,752	$(162,546)	$460,206
Distribution to BioReference	—	—	(8,575)	—	(8,575)
Equity-based compensation expense	—	—	118	—	118
Net loss	—	—	—	(11,554)	(11,554)
Balance at March 31, 2021	100	—	$614,295	$(174,100)	$440,195

	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Dollars			Total
Balance at December 31, 2021	100	—	$660,506	$(199,438)	$461,068
Contributions from BioReference	—	—	10,846	—	10,846
Equity-based compensation expense	—	—	755	—	755
Net loss	—	—	—	(18,514)	(18,514)
Balance at March 31, 2022	100	—	$672,107	$(217,952)	$454,155
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

GeneDx, Inc. and Subsidary
Combined Carve OUT STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended March 31,
	2022	2021
	(Unaudited)
Cash flows from operating activities:
Net loss	$(18,514)	$(11,554)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,437	5,377
Equity-based compensation	755	118
Non-cash lease expense	1,025	3,294
Deferred income taxes	(4,168)	(3,899)
Impairment of assets	5,121	—
Changes in assets and liabilities:
Accounts receivable	(2,143)	1,971
Inventory	974	1,066
Prepaid expenses and other current assets	(302)	(1,782)
Other assets	185	6
Accounts payable	5,109	21,227
Accrued expenses and other liabilities	(2,844)	(1,615)
Net cash (used in) provided by operating activities	(9,365)	14,209
Cash flows from investing activities:
Capital expenditures	(1,600)	(5,747)
Net cash used in investing activities	(1,600)	(5,747)
Equity contributions (distributions)	10,846	(8,575)
Net cash provided by (used in) financing activities	10,846	(8,575)
Net decrease in cash and cash equivalents	(119)	(113)
Cash and cash equivalents at beginning of period	144	199
Cash and cash equivalents at end of period	$25	$86
SUPPLEMENTAL INFORMATION:
Purchases of property and equipment in accounts payable and accrued expenses	(475)	(1,046)
Interest paid	3	1
The accompanying Notes to Combined Financial Statements are an integral part of these statements.

GeneDx, Inc. and Subsidiary
NOTES TO COMBINED CARVE OUT FINANCIAL STATEMENTS
Note 1 Business and Organization
As of March 31, 2022, GeneDx, Inc., a New Jersey corporation (including its subsidiaries as described below, “GeneDx”, we, our or us), was a patient-centric health information company and leader in delivering clinical genomic answers to an ever-increasing community of patients, families and healthcare providers. With more than 20 years of experience in diagnosing rare disorders and diseases, we have pioneered panels, exome and whole genome sequencing and have developed a proprietary genomic interpretation and information services platform in support of healthcare partners and patients globally. We create, follow, and are informed by cutting-edge science and technology.
As of March 31, 2022, GeneDx, Inc. was a wholly-owned subsidiary of BioReference Health, LLC, formerly known as BioReference Laboratories, Inc. (“BioReference”). BioReference and its subsidiaries (which, prior to the closing of the Acquisition described below, included GeneDx) are wholly owned subsidiaries of OPKO Health, Inc. (“OPKO” or “Parent”). MyGeneTeam and MyGeneTeam Canada are wholly owned subsidiaries of OPKO. GeneDx, MyGeneTeam, and MyGeneTeam Canada comprise the Combined Carve Out Financial Statements and are collectively referred to as GeneDx or the “Company”. The accompanying Combined Carve Out Financials Statements present the combined financial results of GeneDx as of and for the years ended December 31, 2021 and 2020 and are being prepared in connection with that certain Agreement and Plan of Merger, dated January 14, 2022 (as amended, the “Merger Agreement”), among Sema4 Holdings Corp. (“Sema4”), OPKO and the other parties thereto. In the opinion of management, the accompanying unaudited Combined Carve Out Financials Statements contain all adjustments necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. The combined carve out balance sheet as of December 31, 2021 has been derived from the audited combined carve out financial statements at that date, but does not include all of the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements. These combined carve out financial statements should be read in connection with the December 31, 2021 audited combined carve out financial statements and the notes thereto.
On April 29, 2022, Sema4 consummated the acquisition of GeneDx pursuant to the Merger Agreement (the “Acquisition”). After giving effect to the Acquisition and the other transactions contemplated by the Merger Agreement, GeneDx was converted into a Delaware limited liability company, GeneDx, LLC, and became Sema4’s wholly-owned subsidiary.
Our corporate office and laboratory, which is our only physical location, is located at 207 Perry Parkway, Gaithersburg, Maryland 20877, which is a leased space.
Note 2 Impact of COVID-19
As the disease caused by SARS-CoV-2, a strain of coronavirus, COVID-19 continues to spread and severely impact the economy of the United States, we are committed to being a part of the coordinated public and private sector response to this unprecedented challenge. During the outbreak of the pandemic, the facility space and certain human resources and supplies of GeneDx were deployed to perform COVID-19 RT-PCR testing on behalf of our parent company BioReference. From 2020 through 2021, GeneDx resulted approximately 1.6 million COVID-19 RT-PCR tests. All COVID-19 testing operations of GeneDx ceased in June 2021. None of the revenue or associated costs with the COVID-19 operations run at the GeneDx Combined Carve Out Financial Statements.
In March 2020, in response to the outbreak of the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. We have received a number of benefits under the CARES Act including, but not limited to:

•We are eligible to defer depositing the employer’s share of Social Security taxes for payments due from March 27, 2020, through December 31, 2020, interest-free and penalty-free;
•We received approximately $0.0 million and $0.3 million during the years ended December 31, 2021, and 2020, respectively, from the funds that were distributed to healthcare providers for related expenses or lost revenues that are attributable to the COVID-19 pandemic.
•Clinical laboratories are provided with a one-year reprieve from the reporting requirements under the Protecting Access to Medicare Act as well as a one-year delay of reimbursement rate reductions for clinical laboratory services provided under Medicare that were scheduled to take place in 2021.
Note 3 Summary of Significant Accounting Policies
Basis of presentation. The accompanying Combined Carve Out Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP).
Principles of combination. The accompanying Combined Carve Out Financial Statements include the accounts of GeneDx and of our wholly owned subsidiary, MyGeneTeam and MyGeneTeam Canada were derived from the Consolidated Financial Statements and accounting records of the Parent as if GeneDx were operated on a standalone basis during the periods presented and were prepared in accordance with US GAAP. All intercompany accounts and transactions were eliminated in consolidation.
The Combined Carve Out Statements of Comprehensive Loss of GeneDx reflect general corporate and operating expenses provided by both the Parent and BioReference to GeneDx, through March 31, 2022, including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, procurement, and other shared services. Actual costs that may have been incurred had GeneDx been a standalone company would have depended on a number of factors, including the chosen organizational structure, outsourced functions versus those performed by employees, and strategic decisions made in areas such as information technology and infrastructure.
The Combined Carve Out Balance Sheets (the “Combined Carve Out Balance Sheets”) of GeneDx include Parent and BioReference assets and liabilities that were specifically identifiable or otherwise attributable to GeneDx, including subsidiaries and affiliates in which the Parent had a controlling financial interest or was the primary beneficiary through March 31, 2022. All cash inflows and outflows obtained and used from operations were swept to BioReference’s centralized account. GeneDx reflects transfers of cash to and from BioReference’s cash management system as a component of Total Shareholder’s Equity in the Combined Carve Out Balance Sheets.
The Combined Carve Out Financial Statements include GeneDx’s net assets and statement of comprehensive loss as described above. All intercompany transactions and accounts within the combined businesses of GeneDx have been eliminated.
Use of estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.
Cash and cash equivalents. Cash and cash equivalents include short-term, interest-bearing instruments with original maturities of 90 days or less at the date of purchase. We also consider all highly liquid investments with original maturities at the date of purchase of 90 days or less as cash equivalents. These investments include money markets and bank deposits.
Inventory. Inventory is valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. We consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf-life, quality assessments and current market conditions to determine whether inventory is stated at the lower of cost and net realizable value. Inventory consists primarily of purchased laboratory supplies, which are used in our testing laboratory. GeneDx relies on a limited number of suppliers for certain laboratory reagents, as well as sequencers and other equipment and materials that it uses in its laboratory operations. GeneDx does not have short- or long-term agreements with all of its suppliers, and its suppliers could cease supplying these materials and equipment at any time, or fail to provide it with sufficient quantities of materials or materials that meet its specifications.
Goodwill and intangible assets. Goodwill represents the difference between the purchase price and the estimated fair value of net assets acquired as accounted for under the acquisition method of accounting. We recognized goodwill and intangible assets as a result of applying pushdown accounting in connection with OPKO’s acquisition of BioReference in 2015. We determined the fair value of our intangible assets using the “income method.”
Goodwill and indefinite lived intangible assets are tested at least annually as of October 1 for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors, and performing a quantitative analysis if and when required, in determining whether it is more likely than not that its fair value exceeds the carrying value. Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
Goodwill was $276.9 million and $282.0 million as of March 31, 2022, and December 31, 2021, respectively. Estimating the fair value of a reporting unit for goodwill impairment is highly sensitive to changes in projections and assumptions and changes in assumptions could potentially lead to impairment. We perform sensitivity analyses around our assumptions in order to assess the reasonableness of the assumptions and the results of our testing. Ultimately, potential changes in these assumptions may impact the estimated fair value of a reporting unit and result in an impairment if the fair value of such reporting unit is less than its carrying value.
Net intangible assets other than goodwill were $162.7 million and $166.9 million, respectively, as of March 31, 2022 and December 31, 2021.
We believe that our estimates and assumptions are reasonable and otherwise consistent with assumptions that marketplace participants would use in their estimates of fair value. However, if future results are not consistent with our estimates and assumptions, including as a result of the COVID-19 pandemic, then we may be exposed to an impairment charge, which could be material. We have one reporting segment and have recorded a cumulative goodwill impairment loss of $175.7 million as of March 31, 2022. We recorded a goodwill impairment charge of $5.1 million in Asset impairment charges in our Combined Carve Out Statements of Comprehensive Loss for the three months ended March 31, 2022, to write the carrying amount of the reporting unit down to its estimated fair value as determined using level 3 inputs under the GAAP fair value hierarchy. The determination of fair value involves judgment and estimates, including projected revenues and discount rates. No goodwill impairment was recorded for the year ended December 31, 2021.
We amortize intangible assets with definite lives on a straight-line basis over their estimated useful lives, ranging from 3 to 20 years. We use the straight-line method of amortization as there is no reliably determinable pattern in which the economic benefits of our intangible assets are consumed or otherwise used up. Amortization expense was $4.2 million for both quarterly periods ended March 31, 2022, and 2021.
Fair value measurements. The carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term maturities of these instruments and accounts. The fair value of the due to/due from Parent and its subsidiaries was not practical to estimate due to the uncertainty regarding the timing of future payments.
Property, plant and equipment. Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets and includes amortization expense for assets capitalized under capital leases. The estimated useful lives by asset class are as follows: software - 3 years, computer equipment - 5 years, machinery, medical and other equipment - 8 years, furniture and fixtures - 12 years, leasehold improvements - the lesser of 10 years or the lease term and automobiles - lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation expense was $1.2 million for both quarterly periods ended March 31, 2022 and 2021, respectively.

Impairment of long-lived assets. Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were recorded for the quarterly periods ended March 31, 2022 and 2021.
Impairment of Equity Method Investments. Equity method investments are assessed for impairment annually or when events or circumstances suggest that the carrying amount of the investment may be impaired.  An impairment charge is recorded in earnings when the decline in value below the carrying amount of its equity method investment is determined to be other-than-temporary.
In August 2020, GeneDx announced that it had entered into an operating agreement with Pediatrix Medical Group (“Pediatrix”), a provider of maternal-fetal, and pediatric medical and surgical subspecialty physician services, to offer genomic sequencing to support clinical diagnosis in neonatal intensive care units staffed by Pediatrix’s affiliated neonatologists (the “Operating Agreement”). The offering had planned to include whole exome and whole genome sequencing and genomic support services under the brand Detect Genomix (the “Joint Venture”). In January 2022, GeneDx and Pediatrix reached a mutual agreement to withdraw as members of the Joint Venture, release each party’s restrictions and obligations under the Operating Agreement, cooperate to effect the winding down and dissolution of the Joint Venture, and effect other customary release and discharges related to the Joint Venture. We determined an other-than-temporary impairment on our equity method investment as a result of the termination and adjusted the carrying value of the investment as of December 31, 2021, to our recovery value.
Stock Compensation. Prior to the Acquisition, OPKO grants stock options to certain employees of GeneDx and the annual contribution of non-cash employee stock compensation is recorded in operating expenses in the accompanying Combined Carve Out Statements of Comprehensive Loss with a corresponding contribution to additional paid in capital. Stock compensation for the three months ended March 31, 2022 and March 31, 2021 were:

	2022	2021
Cost of revenue	$103	$47
Selling, general and administrative	586	25
Research and development	66	46
Total stock-based compensation expense	$755	$118
Income taxes. Income taxes are determined as if we filed tax returns on a standalone basis utilizing the Separate Return Method. Prior to the Acquisition, we were included in the consolidated federal income tax return filed by OPKO.
Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. We periodically evaluate the realizability of our net deferred tax assets. Our tax accruals are analyzed periodically and adjustments are made as events occur to warrant such adjustment. Valuation allowances on certain U.S. deferred tax assets and non-U.S. deferred tax assets may be established because realization of these tax benefits does not meet the more-likely-than-not threshold.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities.

Revenue recognition. We recognize revenue when a customer obtains control of promised goods or services in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”). The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.
We apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.
Revenue for laboratory services is recognized at the time test results are reported, which approximates when services are provided and the performance obligations are satisfied. Services are provided to patients covered by various third-party payer programs, including various managed care organizations, as well as the Medicare and Medicaid programs. For the quarterly periods ended March 31, 2022 and 2021, approximately 6.2% and 10.3%, respectively, of our revenues were derived directly from the Medicare and Medicaid programs. Billings for services under third-party payer programs are included in revenue net of allowances for contractual discounts, allowances for differences between the amounts billed and estimated program payment amounts and implicit price concessions provided to uninsured patients which are all elements of variable consideration.
The complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as issues unique to Medicare and Medicaid programs, require us to estimate the potential for retroactive adjustments in the recognition of revenue in the period the related services are rendered. Adjustments to the estimated payment amounts are recorded upon settlement as an adjustment to revenue.
Concentration of credit risk and allowance for doubtful accounts. Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. Substantially all of our accounts receivable are with either companies in the health care industry or patients. However, credit risk is limited due to the number of our clients as well as their distribution across many different geographic regions.
While we have receivables due from federal and state governmental agencies, we do not believe that such receivables represent a credit risk because the related health care programs are funded by federal and state governments, and payment is primarily dependent upon submitting appropriate documentation. As of March 31, 2022 and December 31, 2021, receivable balances (net of explicit price concessions) from Medicare and Medicaid were 4.9% and 3.7%, respectively, of our Accounts receivable, net.
The portion of our accounts receivable due from individual patients comprises the largest portion of credit risk. As of March 31, 2022 and December 31, 2021, receivables due from patients represented approximately 1.7% and 2.0%, respectively, of our Accounts receivable, net.
We assess the collectability of accounts receivable balances by considering factors such as historical collection experience, customer credit worthiness, the age of accounts receivable balances, regulatory changes and current economic conditions and trends that may affect a customer’s ability to pay. Actual results could differ from those estimates. Our reported net loss is directly affected by our estimate of the collectability of accounts receivable.
Due to/from Parent and its subsidiaries. Due to/from Parent and its subsidiaries primarily represents operations between GeneDx and subsidiaries of the Parent. Prior to the Acquisition, the Company used a centralized approach to cash management and financing of its operations. The fair value of the due from/to Parent and its subsidiaries was not practical to estimate due to the uncertainty regarding the timing of future payments.
Shipping and handling costs. We do not charge customers for shipping and handling costs. Shipping and handling costs are classified as Cost of revenues in the Combined Carve Out Statements of Comprehensive Loss.

Note 4 Cost Allocations from BioReference
The historical costs and expenses reflected in our Combined Carve Out Financial Statements include an allocation for certain corporate and shared service functions provided by BioReference, including, but not limited to accounting, legal, human resources, information technology and other shared services. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimates to reasonably reflect the historical utilization of these services.
Management believes the assumptions underlying our Combined Carve Out Financial Statements, including the assumptions regarding the allocation of general corporate expenses from BioReference, are reasonable. Nevertheless, our Combined Carve Out Financial Statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would have depended on multiple factors, including organizational structure and strategic decisions made in various areas.
Note 5 Composition of Certain Combined Carve Out Financial Statement Captions

(In thousands)	March 31, 2022	December 31, 2021
Prepaid expenses and other current assets:
Prepaid supplies, insurance and maintenance	$3,488	$3,422
Taxes recoverable	1,516	1,516
Other receivables	524	288
	$5,528	$5,226
Property, plant and equipment, net:
Machinery, medical and other equipment	$29,540	$28,558
Leasehold improvements	16,759	16,633
Furniture and fixtures	1,035	1,035
Software	197	179
Less: accumulated depreciation	(19,362)	(18,128)
	$28,169	$28,277
Intangible assets, net:
Customer relationships	$237,725	$237,725
Technologies	36,100	36,100
Covenants not to compete	3,400	3,400
Less: accumulated amortization	(114,540)	(110,337)
	$162,685	$166,888
Accrued expenses:
Employee benefits	$9,527	$5,981
Other	3,065	9,584
	$12,592	$15,565
Note 6 Investments
In August 2020, GeneDx announced that it had entered into an operating agreement with Pediatrix Medical Group (“Pediatrix”), a provider of maternal-fetal, and pediatric medical and surgical subspecialty physician services, to offer genomic sequencing to support clinical diagnosis in neonatal intensive care units staffed by Pediatrix’s affiliated neonatologists (the “Operating Agreement”). The offering had planned to include whole exome and whole genome sequencing and genomic support services under the brand Detect Genomix (the “Joint Venture”).

Our initial capital investment in the Joint Venture was $245,000, for which we received a 49% ownership interest the Joint Venture. Beyond the initial investment, we have not made any other investments in or loans in the Joint Venture through March 31, 2022.
In order to determine the primary beneficiary of the Joint Venture, we evaluated our investment to identify if we had the power to direct the activities that most significantly impact the economic performance of the Joint Venture. Based on the capital structure, governing documents and overall business operations of the Joint Venture, we determined that, while a variable interest entity, we do not have the power to direct the activities that most significantly impact the Joint Venture’s economic performance. We determined, however, that we can significantly influence control of the Joint Venture through our board representation and voting power. Therefore, we have the ability to exercise significant influence over the Joint Venture’s operations and account for our investment the Joint Venture under the equity method.
In January 2022, GeneDx and Pediatrix reached a mutual agreement to withdraw as members of the Joint Venture, release each party’s restrictions and obligations under the Operating Agreement, cooperate to effect the winding down and dissolution of the Joint Venture, and effect other customary release and discharges related to the Joint Venture. We determined an other-than-temporary impairment on our equity method investment as a result of the termination and adjusted the carrying value of the investment as of December 31, 2021 to our recovery value.
The proportionate share of cash on hand at the Joint Venture was returned to GeneDx in February 2022.
Note 7 Shareholder’s Equity
Our authorized capital stock consists of 100 shares of common stock, $0.01 par value per share. As of March 31, 2022 and December 31, 2021, all shares of our common stock were issued and outstanding and held by BioReference.
Note 8 Debt Guarantee
On November 5, 2015, BioReference and certain of its subsidiaries, including GeneDx, entered into a credit agreement with JPMorgan Chase Bank, N.A. (“CB”), as lender and administrative agent, which was amended and restated on August 30, 2021 (the “A&R Credit Agreement”). The A&R Credit Agreement provides for a $75.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swing line loans and a $20.0 million sub-facility for the issuance of letters of credit. The A&R Credit Agreement matures on August 30, 2024 and is guaranteed by all of BioReference and its domestic subsidiaries including GeneDx. Availability under the A&R Credit Agreement is based on a borrowing base composed of BioReference’s eligible accounts receivables, which includes GeneDx, as specified therein. As of March 31, 2022 and December 31, 2021, there was no outstanding balance under the A&R Credit Agreement.
At BioReference’s option, borrowings under the A&R Credit Agreement (other than swingline loans) will bear interest at (i) the CB floating rate (defined as the higher of (a) the prime rate and (b) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for an interest period of one month plus 2.50%) plus an applicable margin of 0.75% or (ii) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) plus an applicable margin of 1.75%.  Swingline loans will bear interest at the CB floating rate plus the applicable margin.  The A&R Credit Agreement also calls for other customary fees and charges, including an unused commitment fee of 0.375% if the average quarterly availability is 50% or more of the revolving commitment, or 0.25% if the average quarterly availability is less than or equal to 50% of the revolving commitments.
On April 29, 2022, the A&R Credit Agreement was amended to, among other things, (i) waive specified defaults under the A&R Credit Agreement resulting from certain internal reorganization transactions that resulted in both BioReference and GeneDx changing their respective forms of organization from New Jersey corporations to Delaware limited liability companies, (ii) provide for the disposition of GeneDx pursuant to the transactions contemplated by the merger agreement with Sema4, (iii) amend certain reporting requirements under the A&R Credit Agreement and (iv) provide that the borrowers under the A&R Credit Agreement may effect certain restricted payments to the extent necessary for their parent entities to pay income tax in respect of income earned by the borrowers.
As of March 31, 2022 $64.8 million remained available to BioReference for borrowing under the A&R Credit Agreement.
Note 9 Related Party Transactions
Dr. Roger Medel, a director of OPKO as of December 18, 2020, is the former Chief Executive Officer of Pediatrix. Dr. Medel continues to serve on the board of Pediatrix.
Note 10 Commitments and Contingencies
In September 2018, GeneDx received two document request letters from Cigna’s Special Investigations Unit in connection with claims submitted for laboratory services performed on Cigna members by GeneDx. Cigna requested records and other documentation for 100 individual members for which GeneDx had submitted claims. The parties negotiated a final settlement agreement in January 2021 that included a $500,000 payment from GeneDx to Cigna without any admission of error or liability and a mutual release of any and all claims prior to the execution of the settlement agreement.
We accrue a liability for legal contingencies when we believe that it is both probable that a liability has been incurred and that we can reasonably estimate the amount of the loss. We review established accruals and adjust them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and our views on the probable outcomes of claims, suits, assessments, investigations or legal proceedings change, changes in our accrued liabilities would be recorded in the period in which such determination is made. For the matters referenced in the paragraph below, the amount of liability is not probable, or the amount cannot be reasonably estimated; and, therefore, accruals have not been made. In addition, in accordance with the relevant authoritative guidance, for matters which the likelihood of material loss is at least reasonably possible, we provide disclosure of the possible loss or range of loss; however, if a reasonable estimate cannot be made, we will provide disclosure to that effect.
From time to time, we may receive inquiries, document requests, Civil Investigative Demands (“CIDs”) or subpoenas from the Department of Justice, the Office of Inspector General and Office for Civil Rights (“OCR”) of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, various payors and fiscal intermediaries, and other state and federal regulators regarding investigations, audits and reviews. In addition to the matters discussed in this note, we are currently responding to CIDs, subpoenas or document requests for various matters relating to our laboratory operations. Some pending or threatened proceedings against us may involve potentially substantial amounts as well as the possibility of civil, criminal, or administrative fines, penalties, or other sanctions, which could be material. Settlements of suits involving the types of issues that we routinely confront may require monetary payments as well as corporate integrity agreements. Additionally, qui tam or “whistleblower” actions initiated under the civil False Claims Act may be pending but placed under seal by the court to comply with the False Claims Act’s requirements for filing such suits. Also, from time to time, we may detect issues of non-compliance with federal healthcare laws pertaining to claims submission and reimbursement practices and/or financial relationships with physicians, among other things. We may avail ourselves of various mechanisms to address these issues, including participation in voluntary disclosure protocols. Participating in voluntary disclosure protocols can have the potential for significant settlement obligations or even enforcement action. The Company generally has cooperated, and intends to continue to cooperate, with appropriate regulatory authorities as and when investigations, audits and inquiries arise.
We are a party to other litigation in the ordinary course of business. While we cannot predict the ultimate outcome of legal matters, we accrue a liability for legal contingencies when we believe that it is both probable that a liability has been incurred and that we can reasonably estimate the amount of the loss. It is reasonably possible the ultimate liability could exceed amounts currently estimated and we review established accruals and adjust them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and our views on the probable outcomes of claims, suits, assessments, investigations or legal proceedings change, changes in our accrued liabilities would be recorded in the period in which such determination is made. Because of the high degree of judgment involved in establishing loss estimates, the ultimate outcome of such matters could be material to our business, financial condition, results of operations, and cash flows.
We have employment agreements with certain executives that provide for compensation and certain other benefits and for severance payments under certain circumstances. During the quarterly periods ended March 31, 2022 and 2021, we recognized $35 thousand and $9 thousand respectively, of severance costs pursuant to employment agreements with former executives as a component of selling, general and administrative expense.
On March 31, 2022, we were committed to make future purchases for inventory and other items in 2022 that occur in the ordinary course of business under various purchase arrangements with fixed purchase provisions aggregating $11.3 million.
We maintain medical malpractice insurance coverage at a level in excess of historical claims.
Note 11 Revenue Recognition
Revenue for laboratory services is recognized at the time test results are reported, which approximates when services are provided, and the performance obligations are satisfied. Services are provided to patients covered by various third-party payor programs including various managed care organizations, as well as Medicare and Medicaid programs. Billings for services are included in revenue net of allowances for explicit price concessions, and implicit price concessions provided to uninsured patients which are all elements of variable consideration.
The following are descriptions of our payors for laboratory services:
Healthcare Insurers. Reimbursements from healthcare insurers are based on negotiated fee-for-service schedules. Revenues consist of amounts billed, net of explicit price concessions and implicit price concessions for differences between amounts billed and the estimated consideration we expect to receive from such payors, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the third-party payors, are recorded upon settlement.
Government Payors. Reimbursements from government payors are based on fee-for-service schedules set by governmental authorities, including traditional Medicare and Medicaid. Revenues consist of amounts billed, net of explicit price concessions and implicit price concessions for differences between amounts billed and the estimated consideration we expect to receive from such payors, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the government payors, are recorded upon settlement.
Client Payors. Client payors include physicians, hospitals, employers, and other institutions for which services are performed on a wholesale basis and are billed and recognized as revenue based on negotiated fee schedules.
Patients. Uninsured patients are billed based on established patient fee schedules or fees negotiated with physicians on behalf of their patients. Insured patients (including amounts for coinsurance and deductible responsibilities) are billed based on fees negotiated with healthcare insurers. Collection of billings from patients is subject to credit risk and ability of the patients to pay. Revenues consist of amounts billed net of discounts provided to uninsured patients in accordance with our policies and implicit price concessions. Implicit price concessions represent differences between amounts billed and the estimated consideration that we expect to receive from patients, which considers historical collection experience and other factors including current market conditions. Adjustments to the estimated allowances, based on actual receipts from the patients, are recorded upon settlement.
The complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as issues unique to Medicare and Medicaid programs, require us to estimate the potential for retroactive adjustments as an element of variable consideration in the recognition of revenue in the period the related services are rendered. Actual amounts are adjusted for the period in which those adjustments become known. For the quarterly period ended March 31, 2022 revenue increases due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods of $1.5 million were recognized. For the quarterly period ended March 31, 2021 revenue reductions due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods of $4.0 million were recognized.
Third-party payors, including government programs, may decide to deny payment or recoup payments for testing they contend were improperly billed or not medically necessary, against their coverage determinations, or for which they believe they have otherwise overpaid (including as a result of their own error), and we may be required to refund payments already received. Our revenues may be subject to retroactive adjustment as a result of these factors among others, including without limitation, differing interpretations of billing and coding guidance and changes by government agencies and payors in interpretations, requirements, and “conditions of participation” in various programs. We have processed requests for recoupment from third-party payors in the ordinary course of our business, and it is likely that we will continue to do so in the future. If a third-party payer denies payment for testing or recoups money from us in a later period, reimbursement revenue for our testing could decline.
As an integral part of our billing compliance program, we periodically assess our billing and coding practices, respond to payor audits on a routine basis, and investigate reported failures or suspected failures to comply with federal and state healthcare reimbursement requirements, as well as overpayment claims which may arise from time to time without fault on the part of the Company. We may have an obligation to reimburse Medicare, Medicaid, and third-party payors for overpayments regardless of fault. We have periodically identified and reported overpayments, reimbursed payors for overpayments and taken appropriate corrective action.
Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are also considered variable consideration and are included in the determination of the estimated transaction price for providing services. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment of the probability a significant reversal of cumulative revenue recognized will occur when the uncertainty is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations.
The composition of Revenue by payor for the quarterly periods ended March 31, 2022 and 2021 is as follows:

(In thousands)	2022	2021
Healthcare insurers	$17,889	$7,077
Government payors	4,081	3,571
Client payors	14,031	12,177
Patients	533	334
Total revenue	$36,534	$23,159
Note 12 Leases
We have an operating lease for office space and laboratory operations. We determine if a contract contains a lease at inception or modification of a contract. Our lease does not provide an implicit interest rate, and we therefore use our incremental borrowing rate as the discount rate when measuring operating lease liability. The incremental borrowing rate represents an estimate of the interest rate we would incur, calculated at the Parent level, at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease within a particular currency environment. We used the incremental borrowing rate as of January 1, 2019 for this operating lease. We factored into our determination of the lease payments any rental escalation, renewal options, and/or termination options as appropriate. Variable lease payment amounts that cannot be determined at the commencement of the lease are not included in the right-to-use assets or liabilities.
We elected the use of permitted practical expedients of not recording leases on our Combined Balance Sheet when the leases have terms of 12 months or less, and we elected not to separate nonlease components from lease components and instead account for each separate lease component and the nonlease components associated with that lease component as a single lease component.

The following table presents the lease balances within the Combined Balance Sheet as of March 31, 2022:

(In thousands)	Classification on the Balance Sheet	March 31, 2022	December 31, 2021
Assets
Operating lease assets	Operating lease right-of-use assets	$5,748	$5,789

Liabilities
Current
Operating lease liabilities	Current maturities of operating leases	1,498	—
Long-term
Operating lease liabilities	Operating lease liabilities	9,422	9,936

Weighted average remaining lease term
Operating leases		9.0 years	10.0 years
Weighted average discount rate
Operating leases		7.2%	7.2%
The following table reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on our Combined Balance Sheet as of March 31, 2022:

Year Ending	(In thousands)
2022 (remainder of calendar year 2022)	1,174
2023	1,048
2024	1,659
2025	1,715
2026	1,773
Thereafter	9,116
Total undiscounted future minimum lease payments	16,485
Less: Difference between lease payments and discounted lease liabilities	7,063
Total lease liabilities	9,422
The minimum lease payments above include tenant improvement payments of $2.0 million and $0.6 million for the years ended 2022 and 2023, respectively. We conduct certain of our operations under operating lease agreements. Rent expense under operating leases was approximately $0.4 million for the quarterly period ended March 31, 2022 and $0.2 million for the quarterly period ended March 31, 2021.
Supplemental cash flow information is as follows:

(in thousands)	For the three months ended March 31,
	2022	2021
Operating cash outflows from operating leases	$399	$10
Total	$399	$10
Note 13 Subsequent Events
On January 18, 2022, Sema4 and OPKO announced they had entered into a definitive agreement pursuant to which Sema4 has agreed to acquire OPKO’s wholly owned subsidiary, GeneDx, a leader in genomic testing and analysis. The GeneDx Transaction closed on April 29, 2022. Under the terms of the GeneDx Merger Agreement,

Sema4 acquired GeneDx for an upfront payment of $150 million in cash, subject to adjustments, plus 80.0 million shares in Sema4, with up to an additional $150 million revenue-based milestones over the next two years (which will be payable in cash or Sema4 shares at Sema4’s discretion). Based on the closing stock price of Sema4 as of April 29, 2022, the total upfront consideration represents approximately $322 million, and the total aggregate consideration including potential milestones is approximately $472 million.
We have reviewed all subsequent events and transactions that occurred after the date of our March 31, 2022, Combined Balance Sheet date up through August 26, 2022, which is the date that the Combined Financial Statements were available to be issued, noting no items that required adjustment or disclosures in the Combined Financial Statements, except for Sema4’s completion of the Acquisition of GeneDx on April 29, 2022, pursuant to the terms of the Merger Agreement. After giving effect to the Acquisition and the other transactions contemplated by the Merger Agreement, GeneDx was converted into a Delaware limited liability company, GeneDx, LLC, and became Sema4’s wholly-owned subsidiary.
RESULTS OF OPERATIONS
Factors Affecting Our Performance
We believe several important factors have impacted, and will continue to impact, our performance and results of operations. While each of these areas presents significant opportunities for us, they also pose significant risks and challenges that we must address.
Comparison for the Quarterly Periods Ended March 31, 2022 and March 31, 2021

	For the three months ended March 31,
(In thousands)	2022	2021	Change	% Change
Revenues
Revenue from services	$36,534	$23,159	$13,375	58%
Total revenues	36,534	23,159	13,375	58%
Costs and expenses:
Cost of revenue	26,219	21,971	4,248	19%
Selling, general and administrative	19,839	10,107	9,732	96%
Research and development	4,004	2,475	1,529	62%
Amortization of intangible assets	4,203	4,203	—	—%
Asset impairment charges	5,121	—	5,121	100%
Total costs and expenses	59,386	38,756	20,630	53%
Operating loss	(22,852)	(15,597)	(7,255)	47%
Other expense	(3)	(1)	(2)	200%
Income tax benefit	4,341	4,044	297	7%
Net loss and comprehensive loss	$(18,514)	$(11,554)	$(6,960)	60%
Revenue. Revenue from services increased $13.4 million, or 58%, to $36.5 million for the quarter ended March 31, 2022, from $23.2 million for the quarter ended March 31, 2021. The increase was primarily attributable to the following components:
•exome and whole genome sequencing (WGS) revenue increased $6.9 million, resulting from a 73.7%, or $5.6 million increase in test volumes (on the basis of test results in the period) and an increase of $1.3 million from improved test reimbursement resulting from our targeted sales strategy;
•non-exome, non-WGS revenue remained relatively flat from a 12.8%, or a $2.0 million increase in test volumes offset by a decrease of $2.0 million from reduced test reimbursement resulting from increased commodization and increased denial rates;

•biopharma and data services revenue increased $0.2 million; and
•an increase of $6.3 million related to adjustments for changes in estimates of implicit price concessions for performance obligations satisfied in prior periods and other. Estimated collection amounts are subject to the complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as considerations unique to Medicare and Medicaid programs, and require us to consider the potential for retroactive adjustments when estimating variable consideration in the recognition of revenue in the period the related services are rendered. For the quarterly period ended March 31, 2022, we recognized revenue improvement due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods of $2.3 million. For the quarterly period ended March 31, 2021, we recognized revenue reduction due to changes in estimate of implicit price concessions for performance obligations satisfied in prior periods of $4.0 million.
Cost of revenue. Cost of revenue increased $4.2 million, or 19%, to $26.2 million for the quarter ended March 31, 2022, from $22.0 million for the quarter ended March 31, 2021. The increase was primarily attributable to the following components: increased reagent, supply and specimen collection costs of $2.5 million and an increase of $0.2 million in personnel-related expenses driven by increased testing volumes.
Selling, general and administrative expenses. Selling, general and administrative expenses increased $9.7 million, or 96%, to $19.8 million for the quarter ended March 31, 2022, from $10.1 million for the quarter ended March 31, 2021. Selling, general and administrative expenses increased primarily due to the following components: increased information-technology related and other third party professional fees and license costs of $2.2 million to support the implementation of our expansion of various enterprise systems and other enablement technologies; increased personal costs of $7.0 million and advertising costs of $0.4 million driving by increased sales and marketing personnel, higher human resource, talent acquisition and onboarding costs to support expansions in our workforce; $0.5 million in non-cash share based expense; and $0.7 million increased facility costs, depreciation & amortization, and repair & maintenance expense.
Research and development expenses. The following table summarizes the components of our research and development expenses:

Research and Development Expenses	For the quarters ended March 31,
	2022	2021
Research and development employee-related expenses	$3,409	$1,883
Other internal research and development expenses	595	592
Total research and development expenses	$4,004	$2,475
Research and development increased $1.5 million, or 62%, to $4.0 million for the quarter ended March 31, 2022 from $2.5 million for the quarter ended March 31, 2021 primarily due to increase personnel-related costs due to increased headcount across laboratory automation and robotics, bioinformatics and data research & development activities.
Amortization of intangible assets. Amortization of intangible assets was $4.2 million for both the quarters ended March 31, 2022 and 2021. Amortization expense reflects the amortization of acquired intangible assets with defined useful lives.
Asset impairment charges. Asset impairment charges were $5.1 million for the three months ended March 31, 2022. We recorded a goodwill impairment charge to write the carrying amount of the reporting unit down to its estimated fair value. No asset impairment charge was recorded for the three months ended March 31, 2021.
Income tax benefit. Our income tax benefit for the quarters ended March 31, 2022 and 2021 was $4.3 million and $4.0 million, respectively, and reflects results using our expected effective tax rate.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2022, we had cash and cash equivalents of approximately $25 thousand.

Net cash used in operations for the quarterly period ended March 31, 2022, was $9.4 million primarily attributable to our net loss of $18.5 million and the net change in deferred income taxes of $4.2 million partially offset by impairment of assets of $5.1 million, a non-cash depreciation and amortization expense of $5.4 million and a change in accounts payable of $5.1 million. Net cash provided in operations for the quarterly period ended March 31, 2021 was $14.2 million primarily attributable to the non-cash depreciation and amortization expense of $5.4 million and chance in accounts payable of $21.2 million partially offset by our net loss of $11.6 million and the net change in deferred income taxes of $3.9 million.
Net cash used in investing activities for the quarterly periods ended March 31, 2022 and March 31, 2021 primarily reflects capital expenditures of $1.6 million and $5.7 million, respectively, predominantly related to the expansion and improvement to our newly outfitted 90,000 square-foot laboratory and to purchases of additional next generation sequencing equipment.
Net cash provided by financing activities for the three months ended March 31, 2022, includes equity contributions from BioReference, our direct parent company, of $10.8 million to fund operations. Net cash provided by financing activities for the three months ended March 31, 2021 includes equity distributions to BioReference, our direct parent company, of $8.6 million, to fund operations. We have not generated sustained positive cash flow sufficient to offset our operating and other expenses.
In November 2015, BioReference and certain of its subsidiaries, including GeneDx, entered into a credit agreement with JPMorgan Chase Bank, N.A. (“CB”), as lender and administrative agent which was amended and restated on August 30, 2021 (the “A&R Credit Agreement”). The A&R Credit Agreement provides for a $75.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swingline loans and a $20.0 million sub-facility for the issuance of letters of credit. The A&R Credit Agreement matures on August 30, 2024 and is guaranteed by all of assets of BioReference’s, domestic subsidiaries, as well as a non-recourse pledge by BioReference’s parent company of its equity interest in BioReference. Availability under the A&R Credit Agreement is based on a borrowing base composed of BioReference’s eligible accounts receivables, which includes GeneDx, as specified therein. As of March 31, 2022, $64.8 million remained available for borrowing under the A&A Credit Agreement.
At BioReference’s option, borrowings under the A&R Credit Agreement (other than swingline loans) bear interest at (i) the CB floating rate (defined as the higher of (a) the prime rate and (b) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for an interest period of one month plus 2.50%) plus an applicable margin of 0.75% or (ii) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) plus an applicable margin of 1.75%.  Swingline loans will bear interest at the CB floating rate plus the applicable margin.  The A&R Credit Agreement also calls for other customary fees and charges, including an unused commitment fee of 0.375% if the average quarterly availability is 50% or more of the revolving commitment, or 0.25% if the average quarterly availability is less than or equal to 50% of the revolving commitments
We believe that the cash and cash equivalents on hand as of March 31, 2022, cash from operations and the amounts available to be borrowed under the A&R Credit Agreement are sufficient to meet our anticipated cash requirements for operations and debt service beyond the next 12 months. We based this estimate on assumptions that may prove to be wrong or are subject to change, and we may be required to use our available cash resources sooner than we currently expect. If we acquire additional assets or companies, we will need additional funds. Our future cash requirements, and the timing of those requirements, will depend on a number of factors, including the availability of financing, payor claims, and legal proceedings that may arise, including, without limitation class action and derivative litigation to which we are subject, and our ability to obtain insurance coverage for such claims. We have not generated sustained positive cash flow and if we are not able to secure additional funding when needed, we may have to reduce our marketing or sales efforts or cease operations.

The following table provides information as of March 31, 2022, with respect to the amounts and timing of our known contractual obligation payments due by period.

Contractual obligations	2022	2023	2024	2025	2026	Thereafter	Total
(in thousands)
Open purchase orders	$11,269	$—	$—	$—	$—	$—	$11,269
Operating Leases	1,174	1,048	1,659	1,715	1,773	9,116	16,485
Total	$12,443	$1,048	$1,659	$1,715	$1,773	$9,116	$27,754
Quantitative and Qualitative Disclosures about Market Risk
We are subject to general economic and political conditions such as recessions, wage and input cost inflation, governmental COVID-19 shut down mandates as a result of the pandemic and, potential acts of war or terrorism. We are not exposed to material market or interest rate risk in the ordinary course of our business given our limited cash position and no outstanding debt as of the periods presented.